Exhibit 99.1
News Release
Novelis Reports Second Quarter Fiscal Year 2023 Results

Q2 Fiscal Year 2023 Highlights
•Net income attributable to our common shareholder decreased 23% YoY to $183 million
•Net income from continuing operations of $184 million, down 23% YoY; net income from continuing operations excluding special items was $203 million, down 17% YoY
•Adjusted EBITDA of $506 million, down 8% YoY; Adjusted EBITDA per tonne $514
•Shipments of 984 kilotonnes, up 2% YoY
•Net Leverage ratio of 2.3x and Total Liquidity $2.8 billion both demonstrate balance sheet strength in uncertain macro-economic environment
•Broke ground on new US recycling and rolling plant in Bay Minette, Alabama

ATLANTA, November 8, 2022 – Novelis Inc., a leading global provider of sustainable aluminum solutions and the world leader in aluminum rolling and recycling, today reported results for the second quarter of fiscal year 2023. Net income attributable to its common shareholder decreased 23% versus the prior year to $183 million, while net income from continuing operations decreased 23% to $184 million. Excluding special items in both years, second quarter fiscal year 2023 net income from continuing operations decreased 17% versus the prior year to $203 million due primarily to lower Adjusted EBITDA.
"We delivered a solid second quarter despite challenging headwinds from inflation, the stronger US dollar, and reduced metal benefits, with good operational performance that allowed us to capture robust end market demand in the quarter and increase total shipments,” said Steve Fisher, President and CEO, Novelis Inc. "Although the current macro-economic environment is uncertain, we believe long-term demand for sustainable, lightweight, infinitely recyclable aluminum remains intact. We continue to progress our transformational investment strategy to grow with our customers, reaching an exciting milestone in the US with the ground-breaking of our new recycling and rolling plant in Alabama last month."
Net sales increased 17% to $4.8 billion for the second quarter of fiscal year 2023, compared to $4.1 billion in the prior year period, primarily driven by a 2% increase in total flat rolled product shipments to 984 kilotonnes, increased product pricing, favorable mix and higher average aluminum prices. Shipment growth is mainly due to higher automotive shipments as semiconductor shortages impacting the automotive industry began to ease, as well as slightly higher beverage can and aerospace shipments, partially offset by lower specialty shipments.
Adjusted EBITDA decreased 8% to $506 million in the second quarter of fiscal year 2023, compared to $553 million in the prior year period, primarily due to higher energy and other operating costs driven by geopolitical instability, inflation, and global supply chain disruptions, as well as unfavorable foreign exchange translation. These headwinds were partially offset by higher product pricing, including some higher cost pass-through to customers, higher volume, and favorable product mix.
Adjusted free cash flow from continuing operations was an outflow of $90 million for the first six months of fiscal year 2023, compared to a generation of $158 million in the prior year period. The decrease is due primarily to negative metal price lag in the current year compared to a positive lag in the prior year resulting from volatile aluminum prices, lower Adjusted EBITDA, and higher capital expenditures. The company had a net leverage ratio (Net Debt / TTM Adjusted EBITDA) of 2.3x at the end of the second quarter of fiscal year 2023, compared to 2.4x in the prior year period.
"While demand for aluminum rolled products broadly remains solid, we expect high energy costs and inflationary impacts to intensify in the near-term," said Devinder Ahuja, Executive Vice President and CFO, Novelis Inc. "We are actively working with our customers to share these extraordinary inflationary impacts, while also driving operational efficiencies and cost control measures to partially mitigate these macroeconomic headwinds. We also will continue our disciplined approach to maintaining a strong balance sheet, prioritizing and pacing capital spending for our strategic growth initiatives that we believe will allow us to grow over the long term."
The company had a strong Total Liquidity position of $2.8 billion as of September 30, 2022.
Second Quarter Fiscal Year 2023 Earnings Conference Call
Novelis will discuss its second quarter fiscal year 2023 results via a live webcast and conference call for investors at 7:00 a.m. EST on Tuesday, November 8, 2022. To join by telephone, dial toll-free in North America at 800-926-5171, India toll-free at 18002662119 or the international toll line at +1-415-226-5357. The webcast link, presentation materials and access information can also be found at novelis.com/investors.
About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a critical partner providing innovative aluminum solutions to customers and the world’s largest roller and recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage can, and specialties industries throughout North America, Europe, Asia, and South America. Novelis had net sales of $17.1 billion in fiscal year 2022. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.
Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the condensed consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows, reconciliation of Adjusted EBITDA, Adjusted Free Cash Flow, Total Liquidity, Net Debt, income from continuing operations excluding special items, and segment information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are statements about our ability to drive long-term value for our stakeholders or grow alongside our customers. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; inflationary pressures impacting the price of energy, labor, freight, coatings and alloys, such as magnesium; the capacity and effectiveness of our hedging activities; inflationary pressures affecting end market demand for our aluminum products in the building and construction market; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing including in connection with potential acquisitions and investments; continued risks stemming from the acquisition of Aleris Corporation, including uncertainties inherent in the acquisition method of accounting; disruption to our global aluminum production and supply chain as a result of COVID-19, rising interest rates or geopolitical factors, such as Russia’s war in Ukraine; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; decreases in demand for our aluminum products due to macroeconomic headwinds due in part to rising interest rates and geopolitical factors, such as Russia’s war in Ukraine; risks related to sanctions, tariffs, a ban or similar actions impacting the supply of Russian aluminum and the global aluminum supply; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; risks related to cybersecurity and data breaches; our potential inability to protect our intellectual property and the confidentiality of our know-how, trade secrets, technology, and other proprietary information; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; downturns in consumer demand for our products or changes in consumer preferences as it relates to our products; the impact of the global semiconductor shortage on automotive production and demand for automotive aluminum sheet; changes in general economic conditions including deterioration in the global economy; the risks of pandemics or other public health emergencies, including the continued spread and impact of, and the governmental and third party response to, the COVID-19 pandemic; the impact of climate change or the legal, regulatory, or market response to climate change; changes in government regulations, particularly those affecting taxes, derivative instruments, and environmental, health or safety compliance; risks that production levels and margins of our recent capital expenditures do not grow in line with our current expectations and that we may not realize returns commensurate with our investments; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 760 6461	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2022	2021	2022	2021
Net sales	$4,799	$4,119	$9,888	$7,974
Cost of goods sold (exclusive of depreciation and amortization)	4,140	3,400	8,405	6,537
Selling, general and administrative expenses	181	142	345	301
Depreciation and amortization	134	134	272	268
Interest expense and amortization of debt issuance costs	65	60	123	119
Research and development expenses	23	21	46	45
Loss on extinguishment of debt, net	—	64	—	62
Restructuring and impairment expenses (reversals), net	1	—	2	(2)
Equity in net income of non-consolidated affiliates	(4)	—	(8)	(1)
Other expenses (income), net	10	(20)	60	(84)
	$4,550	$3,801	$9,245	$7,245
Income from continuing operations before income tax provision	249	318	643	729
Income tax provision	65	79	152	187
Net income from continuing operations	$184	$239	$491	$542
Loss from discontinued operations, net of tax	(1)	(2)	(2)	(65)
Net loss from discontinued operations	(1)	(2)	(2)	(65)
Net income	$183	$237	$489	$477
Net loss attributable to noncontrolling interest	—	—	(1)	—
Net income attributable to our common shareholder	$183	$237	$490	$477

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	September 30, 2022	March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,145	$1,070
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $6 as of September 30, 2022, and March 31, 2022)	2,239	2,590
— related parties	200	222
Inventories	3,333	3,038
Prepaid expenses and other current assets	161	195
Fair value of derivative instruments	536	377
Assets held for sale	5	5
Current assets of discontinued operations	6	6
Total current assets	7,625	7,503
Property, plant and equipment, net	4,425	4,624
Goodwill	1,070	1,081
Intangible assets, net	590	623
Investment in and advances to non–consolidated affiliates	744	832
Deferred income tax assets	145	158
Other long-term assets
— third parties	295	274
— related parties	2	1
Total assets	$14,896	$15,096
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$63	$26
Short-term borrowings	858	529
Accounts payable
— third parties	3,242	3,869
— related parties	308	320
Fair value of derivative instruments	310	959
Accrued expenses and other current liabilities	816	774
Current liabilities of discontinued operations	17	21
Total current liabilities	5,614	6,498
Long-term debt, net of current portion	4,850	4,967
Deferred income tax liabilities	353	158
Accrued postretirement benefits	609	669
Other long-term liabilities	320	295
Total liabilities	11,746	12,587
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of September 30, 2022, and March 31, 2022	—	—
Additional paid-in capital	1,208	1,308
Retained earnings	2,304	1,814
Accumulated other comprehensive loss	(368)	(620)
Total equity of our common shareholder	3,144	2,502
Noncontrolling interest	6	7
Total equity	3,150	2,509
Total liabilities and equity	$14,896	$15,096

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended September 30,
(in millions)	2022	2021
OPERATING ACTIVITIES
Net income	$489	$477
Net loss from discontinued operations	(2)	(65)
Net income from continuing operations	$491	$542
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	272	268
Loss on unrealized derivatives and other realized derivatives in investing activities, net	18	36
Loss on sale of assets, net	1	2
Loss on extinguishment of debt, net	—	62
Deferred income taxes, net	19	54
Equity in net income of non-consolidated affiliates	(8)	(1)
(Gain) loss on foreign exchange remeasurement of debt	(22)	1
Amortization of debt issuance costs and carrying value adjustments	8	9
Other, net	—	2
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	138	(540)
Inventories	(485)	(728)
Accounts payable	(309)	706
Other assets	18	(25)
Other liabilities	55	(49)
Net cash provided by operating activities – continuing operations	196	339
Net cash used in operating activities – discontinued operations	(6)	(5)
Net cash provided by operating activities	$190	$334
INVESTING ACTIVITIES
Capital expenditures	$(284)	$(194)
Acquisition of business and other investments, net of cash acquired	(4)	—
(Outflows) proceeds from investment in and advances to non-consolidated affiliates, net	(15)	10
Proceeds (outflows) from the settlement of derivative instruments, net	2	(4)
Other	11	7
Net cash used in investing activities	$(290)	$(181)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$—	$1,520
Principal payments of long-term and short-term borrowings	(114)	(1,923)
Revolving credit facilities and other, net	450	14
Debt issuance costs	(6)	(24)
Return of capital to our common shareholder	(100)	(100)
Net cash provided by (used in) financing activities	$230	$(513)
Net increase (decrease) in cash, cash equivalents and restricted cash	130	(360)
Effect of exchange rate changes on cash	(57)	6
Cash, cash equivalents and restricted cash — beginning of period	1,084	1,027
Cash, cash equivalents and restricted cash — end of period	$1,157	$673

Cash and cash equivalents	$1,145	$659
Restricted cash (included in other long-term assets)	12	14
Cash, cash equivalents and restricted cash — end of period	$1,157	$673

Reconciliation of Adjusted EBITDA (unaudited) to Net Income Attributable to our Common Shareholder
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income attributable to our common shareholder.

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2022	2021	2022	2021
Net income attributable to our common shareholder	$183	$237	$490	$477
Net loss attributable to noncontrolling interests	—	—	(1)	—
Income tax provision	65	79	152	187
Interest, net	61	59	115	115
Depreciation and amortization	134	134	272	268
EBITDA	$443	$509	$1,028	$1,047

Adjustment to reconcile proportional consolidation	$13	$15	$27	$29
Unrealized losses (gains) on change in fair value of derivative instruments, net	21	16	(21)	20
Realized gains on derivative instruments not included in Adjusted EBITDA	(1)	—	(2)	(1)
Loss on extinguishment of debt, net	—	64	—	62
Restructuring and impairment expenses (reversals), net	1	—	2	(2)
Loss on sale assets, net	—	2	1	2
Loss from discontinued operations, net of tax	1	2	2	65
Metal price lag	24	(59)	21	(113)
Other, net	4	4	9	(1)
Adjusted EBITDA	$506	$553	$1,067	$1,108

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted Free Cash Flow and Adjusted Free Cash Flow from Continuing Operations, non-GAAP financial measures, to net cash provided by operating activities - continuing operations.

	Six Months Ended September 30,
(in millions)	2022	2021
Net cash provided by operating activities – continuing operations	$196	$339
Net cash used in investing activities – continuing operations	(290)	(181)
Plus: Cash used in the acquisition of business and other investments, net of cash acquired	4	—
Adjusted Free Cash Flow from continuing operations	(90)	158
Net cash used in operating activities – discontinued operations	(6)	(5)
Adjusted Free Cash Flow	$(96)	$153

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles Total Liquidity to the ending balances of cash and cash equivalents.

(in millions)	September 30, 2022	March 31, 2022
Cash and cash equivalents	$1,145	$1,070
Availability under committed credit facilities	1,642	1,499
Total Liquidity	$2,787	$2,569

Net Debt (unaudited)
The following table reconciles long-term debt, net of current portion to Net Debt.

	September 30,
	2022	2021
Long–term debt, net of current portion	$4,850	$4,942
Current portion of long-term debt	63	443
Short-term borrowings	858	247
Cash and cash equivalents	(1,145)	(659)
Net Debt	$4,626	$4,973

Reconciliation of Net Income from Continuing Operations, Excluding Special Items (unaudited) to Net Income from Continuing Operations
The following table presents net income from continuing operations excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2022	2021	2022	2021
Net income from continuing operations	$184	$239	$491	$542
Special Items:
Loss on extinguishment of debt, net	—	64	—	62
Metal price lag	24	(59)	21	(113)
Restructuring and impairment expenses (reversals), net	1	—	2	(2)
Tax effect on special items	(6)	—	(4)	15
Net income from continuing operations, excluding special items	$203	$244	$510	$504

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended September 30, 2022	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$191	$73	$113	$127	$2	$506

Shipments (in kt)
Rolled products – third party	386	257	190	151	—	984
Rolled products – intersegment	—	11	18	11	(40)	—
Total rolled products	386	268	208	162	(40)	984

Selected Operating Results Three Months Ended September 30, 2021	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$227	$78	$92	$154	$2	$553

Shipments (in kt)
Rolled products – third party	375	251	196	146	—	968
Rolled products – intersegment	—	9	1	1	(11)	—
Total rolled products	375	260	197	147	(11)	968

Selected Operating Results Six Months Ended September 30, 2022	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$418	$157	$207	$283	$2	$1,067

Shipments (in kt)
Rolled products – third party	772	522	354	298	—	1,946
Rolled products – intersegment	—	18	39	12	(69)	—
Total rolled products	772	540	393	310	(69)	1,946

Selected Operating Results Six Months Ended September 30, 2021	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$399	$180	$180	$347	$2	$1,108

Shipments (in kt)
Rolled products – third party	733	519	386	303	—	1,941
Rolled products – intersegment	—	20	3	1	(24)	—
Total rolled products	733	539	389	304	(24)	1,941